Exhibit 99.1

Golden Minerals Reports Second Quarter 2024 Financial Results

GOLDEN, CO - /BUSINESS WIRE/ - August 14, 2024 – Golden Minerals Company (“Golden Minerals,” “Golden” or the “Company”) (NYSE-A: AUMN and TSX: AUMN) has today released financial results for the quarter ending June 30, 2024. (All figures are in approximate U.S. dollars.)

Second Quarter Financial Summary

•	Cash and equivalents balance was $1.4 million as of June 30, 2024, compared to $3.8 million as of December 31, 2023.

•	Current liabilities were $4.8 million as of June 30, 2024, compared to $5.7 million as of December 31, 2023.

•	Zero debt as of June 30, 2024, unchanged from December 31, 2023.

•	Net loss was $2.7 million or $0.19 per share in the second quarter 2024, compared to a net loss of $1.5 million or $0.21 per share in the second quarter 2023.

Cash Inflows and Expenditures

Cash expenditures during the six months ended June 30, 2024 totaled $8.3 million and included:

•	$5.1 million from the loss on discontinued Velardeña operations, which includes, $4.1 million of loss from operations and $1.0 million of severance payments to employees who were terminated during the six months ended June 30, 2024;

•	$2.1 million in general and administrative expenses;

•	$0.8 million in exploration expenditures; and

•	$0.3 million in care and maintenance costs at the El Quevar project, net of zero reimbursements from Barrick Gold Corporation (“Barrick”) pursuant to the Earn-in Agreement between the Company and Barrick.

The above expenditures were partially offset by cash inflows of $5.9 million from the following:

•	$2.6 million from the collection of VAT receivables from the Mexican Government;

•	$2.5 million of proceeds received from the sale of the Velardeña Property assets; and

•	$0.8 million of other working capital changes.

Liquidity and Capital Resources

The Company does not currently have sufficient resources to meet its expected cash needs during the twelve months ended June 30, 2025. At June 30, 2024, the Company had current assets of approximately $2.5 million, including cash and cash equivalents of approximately $1.4 million. On the same date, it had accounts payable and other current liabilities of approximately $4.8 million. Because the Company has ceased mining at the Velardeña mine, its only near-term opportunity to generate cash flow is from the sale of assets and equity or other external financings. The Company is currently seeking buyers for its El Quevar and Yoquivo projects. As of August 9, 2024, the Company has cash and cash equivalents of approximately $0.7 million. In the absence of additional cash inflows, the Company anticipates that its cash resources will be exhausted in September 2024. The Company is considering bankruptcy filings for several of its Mexican subsidiaries. If it is unable to obtain additional cash resources, the Company will be forced to cease operations and liquidate.

GOLDEN MINERALS COMPANY

350 Indiana Street – Suite 650 – Golden, Colorado 80401 – Telephone (303) 839-5060

Golden Minerals will need to secure additional sources of capital. In order to satisfy the Company’s projected general, administrative, exploration and other expenses through June 30, 2025, it will need approximately $6.0 to $8.0 million in capital inflows. These capital inflows may take the form of asset sales, equity or other external financing activities, collection of the outstanding amount due on the Velardeña sale, or from other sources.

Golden has previously announced the execution of certain asset purchase and sale agreements with a privately held Mexican company with regards to its Velardeña Properties. Pursuant to the terms of the sale agreements, Golden agreed to sell certain mining concessions, equipment, land parcels and other assets in exchange for an aggregate purchase price of $5.5 million in cash, plus VAT. There are four separate sales agreements. The first three sales agreements, which include the combined sales of the Velardeña and Chicago mines, the sulfide processing plant and various related equipment, were completed on June 20, 2024 and the titles to the assets were transferred to the buyer. The fourth agreement covers the oxide plant and water wells, and the buyer agreed to complete total payments of $3.0 million plus VAT on July 1, 2024. The buyer has made payments of approximately $477,000 through August 7, 2024 and is currently in default. The buyer has operational control of the plant, and Golden Minerals is no longer operating the oxide plant. The Company does not know whether or when the buyer will make the remaining payments due on the oxide plant.

Quarterly Report on Form 10-Q

The Company’s consolidated financial statements and management’s discussion and analysis, as well as other important disclosures, may be found in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024. This Form 10-Q is available on the Company’s website at Golden Minerals Company - SEC Filings. It has also been filed with the U.S. Securities and Exchange Commission on EDGAR at www.sec.gov/edgar and with the Canadian securities regulatory authorities on SEDAR at www.sedar.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and applicable Canadian securities legislation, such as statements regarding (i) whether the Buyer will make the remaining payments due on the oxide plant; (ii) the Company’s anticipated near-term capital needs, and potential sources of capital; (iii) the anticipated timing of exhaustion of the Company’s cash resources in the absence of additional cash inflows; (iv) the Company considering filing bankruptcy for several of its Mexican subsidiaries; (v) the Company being forced to cease operations and liquidate if it is unable to obtain additional cash resources; and (vi) the Company’s capital inflow needs to satisfy the Company’s projected general, administrative, exploration and other expenses through June 30, 2025. These statements are subject to risks and uncertainties, including the failure by the buyer of the Company’s assets in Mexico to make the required payments due on the oxide plant; the inability of the Company to obtain sufficient capital to meet its obligations; increases in costs and declines in general economic conditions; changes in political conditions, in tax, royalty, environmental and other laws in the United States, Mexico or Argentina and other market conditions; and fluctuations in silver and gold prices. Golden Minerals assumes no obligation to update this information. Additional risks relating to Golden Minerals may be found in the periodic and current reports filed with the Securities & Exchange Commission by Golden Minerals, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

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GOLDEN MINERALS COMPANY

350 Indiana Street – Suite 650 – Golden, Colorado 80401 – Telephone (303) 839-5060

For additional information, please visit http://www.goldenminerals.com/ or contact:

Golden Minerals Company

(303) 839-5060

SOURCE: Golden Minerals Company

GOLDEN MINERALS COMPANY

350 Indiana Street – Suite 650 – Golden, Colorado 80401 – Telephone (303) 839-5060